THE JAMES ADVANTAGE FUNDS

                          Amendment No. 9 to Agreement
                                       and
                              Declaration of Trust

      Pursuant to Section 7.3 of the Agreement and Declaration of Trust of THE JAMES ADVANTAGE FUNDS (the "Trust"), the undersigned, being a majority of the trustees of the Trust, hereby consents to the adoption of the following resolution:

It is RESOLVED that the fifth paragraph of Section 4.1 of the Agreement and Declaration of Trust shall be as follows:

            The establishment and designation of any Series or Class of Shares in addition to those established and designated in Section 4.2 shall be effective upon the execution of an instrument in writing by a majority of the then Trustees (or by an officer of the Trust pursuant to the vote of a majority of such Trustees) setting forth such establishment and designation and the relative rights and preferences of such Series or Class, or as otherwise provided in such instrument. At any time that there are no Shares outstanding of any particular Series or Class previously established and designated, the Trustees may, by an instrument executed by a majority of their number (or by an officer of the Trust pursuant to the vote of a majority of their number), abolish that Series or Class and the establishment and designation thereof. Each instrument referred to in this paragraph shall have the status of an amendment to this Declaration of Trust.

            The above paragraph shall supersede and take the place of the existing fifth paragraph for Section 4.1 of the Agreement and Declaration of Trust.

It is further RESOLVED that the first paragraph of Section 4.2 of the Agreement and Declaration of Trust shall be as follows:

            "Without limiting the authority of the Trustees set forth in Section
      4.1 to establish and designate any further Series, the Trustees hereby establish and designate "JAMES SMALL CAP FUND", "JAMES MARKET NEUTRAL FUND", "JAMES EQUITY FUND", "JAMES BALANCED: GOLDEN RAINBOW FUND" and "JAMES MID CAP FUND" Series of Shares. All previously established Classes of Shares are hereby abolished. The Shares of these Series and any Shares of any further Series or Class that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine with respect to some further Series of Class at the time of establishing and designating the same) have the following relative rights and preferences:

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            The above paragraph shall supersede and take the place of the existing first paragraph for Section 4.2 of the Agreement and Declaration of Trust.

            The relative rights and preferences of the Series shall be those rights and preferences set forth in Section 4.2 of the Agreement and Declaration of Trust of the Trust.


Date: May 24, 2006                             /S/ Leslie L. Brandon
                                               Leslie L. Brandon


                                               /S/ Anthony P. D'Angelo
                                               Anthony P. D'Angelo


                                               /S/ Barry Ray James
                                               Barry Ray James


                                               /S/ Richard C. Russell
                                               Richard C. Russell